Exhibit 23.1

ROSA YVONNE SCHERZ P. Eng.
D Braxton & Assoicates
17914 Ridge Top Drive
Houston, Texas, 77090
713-498-3474

March 24, 2014

To Whom It May Concern

As an independent engineering consultant, I hereby consent to the use of my report entitled “Delta Oil & Gas, Inc., SEC Reserve Evaluation” on properties located in Newton County, Texas as of December 31, 2013”, dated March 22, 2014 and data extracted there from (and all references to my Firm) included in or made a part of the Annual Report on Form 10-K for the year ending December 31, 2013 to be filed by Delta Oil & Gas, Inc. with the SEC.

Name: Rosa Yvonne Scherz P. Eng
Title:  P.E., Consulting Engineer License Number 78350.

Signed: /s/  Rosa Yvonne Scherz
                     Rosa Yvonne Scherz